Exhibit 99.1 News Release Wells Fargo & Company Announces Redemption of its Series J Preferred Stock SAN FRANCISCO, July 24, 2018 - Wells Fargo & Company (NYSE: WFC) today announced it will redeem on September 17, 2018 of all of its 8.00% Non-Cumulative Perpetual Class A Preferred Stock, Series J, and the corresponding depositary shares, each representing a 1/40th interest in a share of Series J Preferred Stock. The depositary shares are traded on the New York Stock Exchange under the symbol WFCPrJ. The Series J Preferred Stock will be redeemed at a redemption price equal to $1,000.00 per share, or $25.00 per depositary share. Because the redemption date is also the dividend payment date, the redemption price does not include declared and unpaid dividends. Regular quarterly dividends in the amount of $20.00 per share of Series J Preferred Stock, or $0.50 per depositary share, will be paid separately in the customary manner on September 17, 2018 to holders of record at the close of business on August 31, 2018. The redemption agent for the Series J Preferred Stock is Equiniti Trust Company, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120. Payment of the redemption price will be sent automatically to holders by the redemption agent following the redemption date. About Wells Fargo Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $1.9 trillion in assets. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, investments, mortgage, and consumer and commercial finance through 8,050 locations, 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 38 countries and territories to support customers who conduct business in the global economy. With approximately 265,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 26 on Fortune’s 2018 rankings of America’s largest corporations. Contact: Media Contact Ancel Martinez, 415-222-3858 Ancel.Martinez@wellsfargo.com Investor Relations John Campbell, 415-396-0523 John.M.Campbell@wellsfargo.com ### © 2018 Wells Fargo Bank N.A. All rights reserved. For Public Use.